Exhibit 99.1

F O R            I M M E D I A T E            R E L E A S E

N E W S

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS

FOR THE FIRST QUARTER OF 2005

Milwaukee, Wisconsin
April 20, 2005

Bank Mutual Corporation (NASDAQ—BKMU) reported an 11.5% increase in net earnings and a 22.2% increase in diluted earnings per share in the first quarter of 2005 as compared to the same period in 2004. Net earnings were $7.9 million or $0.11 diluted earnings per share for the first quarter ended March 31, 2005 as compared to $7.1 million or $0.09 diluted earnings per share for first quarter of 2004.

Earnings increased primarily as a result of growth in the loan and investment portfolios, gains on the sale of investments and reduced provisions for loan losses. This increase was partially offset by a decrease in the net interest margin and an increase in non-interest expense.

“Our market areas’ economies have started to show signs of modest growth which we believe creates the opportunity for us to continue to grow our loan portfolios in 2005. However, increasing market interest rates will increase the cost of our funding and ultimately put pressure on our net interest margin,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.

Mortgage loan originations and purchases were $139.5 million in the first quarter of 2005 as compared to $122.2 million for the same period in 2004. The increase in mortgage loan originations and purchases was primarily the result of increased mortgage loan purchases. Most of the mortgage loans purchased were adjustable rate and located within our Wisconsin market. The reduced demand for mortgage loan originations from our retail office network was the result of the increased interest rate environment thereby reducing the amount of existing loans being refinanced.

Loan sales were $30.0 million in the first quarter of 2005 as compared to $30.7 million in the first quarter of 2004. Gain on the sales of loans was $402,000 for the first quarter of 2005 as compared to $380,000 for same period in 2004.

Consumer loan originations decreased in the first quarter of 2005 as compared to the same period in 2004, primarily as a result of an increasing interest rate environment which resulted in reduced refinancing of home equity loans. Consumer loan originations in the first quarter of 2005 were $45.8 million as compared to $64.7 million for the first quarter of 2004.

Commercial business loan originations increased in the first quarter of 2005 to $13.0 million as compared to $4.0 million in the same quarter in 2004. This increase was primarily the result of the economic growth in our market areas which in turn, increased demand for commercial business loans and the recent additions of experienced commercial loan officers to our lending staff.

In total, loan originations and purchases in the first quarter of 2005 were $198.3 million as compared to $190.9 million for the same quarter in 2004.

Total assets at March 31, 2005 were $3.5 billion as compared to $3.4 billion at December 31, 2004.

Mortgage-related securities decreased $24.3 million in the first quarter of 2005 primarily as a result of using some of the cash flow from the mortgage-related securities portfolio to fund the loan portfolio growth and a decrease in the market value of the portfolio.

Deposits decreased $14.9 million in the first quarter of 2005. Borrowings increased to $883.5 million at March 31, 2005 as compared to $761.5 million at December 31, 2004. The majority of the increased borrowings in the first quarter of 2005 were used to fund our ongoing stock repurchase program.

A cash dividend of $0.06 per share was paid March 1, 2005 to shareholders of record on February 17, 2005. This was the seventeenth cash dividend paid since our initial stock offering and the eighth time the cash dividend was increased.

Non-performing loans to total loans at March 31, 2005 were 0.47% as compared to 0.33% at December 31, 2004. The increase in non-performing loans was primarily the result of an increase of $2.3 million in non-performing commercial business loans and an increase of $517,000 in non-performing mortgage loans. The increase in non-performing commercial business loans is attributed to three particular business loans. In addition, we provided $117,000 to the allowances for loan losses for the first quarter of 2005 as compared to $490,000 for the same period in 2004. Our allowance for loan losses at March 31, 2005 was $14.0 million or 156.4% of non-performing loans and 139.8% of non-performing assets.

The net interest margin for the first quarter of 2005 decreased as compared to the first quarter of 2004, primarily as a result of the increasing interest rate environment and the effects of our stock repurchase program. The net interest margin for the first quarter of 2005 was 2.82% as compared to 3.02% for the first quarter of 2004.

Book value per share was $8.69 at March 31, 2005. The annualized return on average equity (ROE) for the first quarter of 2005 was 4.99%. The annualized return on average assets (ROA) for the first quarter of 2005 was 0.91%. The book value per share, ROE and ROA were affected by the repurchase of 7,533,000 shares during the first quarter of 2005 at an average price of $12.20 per share. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 70 offices in the state of Wisconsin and one office in Minnesota.

* * *

Outlook

(The following are forward looking statements; see “Cautionary Statements” below.)

Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in the balance of 2005. They are as follows:

•	We expect 2005 to provide an environment of slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, could likely experience.

•	Mortgage loan originations may continue to decrease, along with related fee income, as fixed rate mortgage loans become less attractive to consumers and the rate of refinancing decreases.

•	If interest rates continue to rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase mortgage loans outstanding. Adjustable rate mortgage loans are retained in our loan portfolio.

•	An increased interest rate environment could negatively affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present a higher risk than residential mortgages. An improvement in economic conditions could lead to additional commercial loan activity. However, we may not be able to achieve increases in these areas.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department to evaluate its position and our alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.

* * *

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2005	2004
	(In thousands)
Assets
Cash and due from banks	$28,891	$36,868
Interest-earning deposits	1,912	707

Cash and cash equivalents	30,803	37,575
Securities available-for-sale, at fair value:
Investment securities	64,430	68,753
Mortgage-related securities	1,241,921	1,266,224
Loans held for sale	7,035	4,987
Loans receivable, net	1,919,133	1,875,885
Goodwill	52,570	52,570
Other intangible assets	4,246	4,412
Mortgage servicing rights	4,563	4,542
Other assets	143,851	130,351

	$3,468,552	$3,445,299

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$1,968,015	$1,982,881
Borrowings	883,543	761,525
Advance payments by borrowers for taxes and insurance	11,211	2,796
Other liabilities	30,371	25,348

	2,893,140	2,772,550

Minority interest in real estate development	2,295	2,295

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2005 and 2004
Issued and outstanding — none in 2005 and 2004	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2005 and 2004
Issued - 78,783,849 shares in 2005 and 2004
Outstanding - 65,955,713 in 2005 and 73,485,113 in 2004	788	788
Additional paid-in capital	496,592	495,858
Retained earnings	261,786	258,110
Unearned ESOP shares	(4,641)	(4,865)
Accumulated other comprehensive income	(16,108)	(4,844)
Unearned deferred compensation	(8,950)	(10,076)
Treasury stock - 12,828,136 shares in 2005 and 5,298,736 in 2004	(156,350)	(64,517)

Total shareholders’ equity	573,117	670,454

	$3,468,552	$3,445,299

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2005	2004
	(In thousands, except per share data)
Interest income:
Loans	$25,487	$23,897
Investments	980	1,030
Mortgage-related securities	13,448	11,626
Interest-earning deposits	43	108

Total interest income	39,958	36,661
Interest expense:
Deposits	10,768	10,724
Borrowings	6,036	3,841
Advance payment by borrowers for taxes and insurance	2	4

Total interest expense	16,806	14,569

Net interest income	23,152	22,092
Provision for loan losses	117	490

Net interest income after provision for loan losses	23,035	21,602
Noninterest income:
Service charges on deposits	1,025	1,073
Brokerage and insurance commissions	546	772
Loan related fees and servicing revenue	310	535
Gain on sales of investments	1,325	—
Gain on sales of loans	402	380
Other	1,313	1,087

Total noninterest income	4,921	3,847
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,995	8,599
Occupancy and equipment	2,636	2,812
Amortization of deposit base intangibles	165	165
Other	3,194	3,177

Total noninterest expenses	15,990	14,753

Income before income taxes	11,966	10,696
Income taxes	4,077	3,622

Net income	$7,889	$7,074

Per share data:
Earnings per share-basic	$0.12	$0.09

Earnings per share-diluted	$0.11	$0.09

Cash dividends paid	$0.06	$0.04

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter ended March 31,
	2005	2004
Originations
Mortgage loans	$78,688	$108,695
Consumer loans	45,792	64,682
Commercial business loans	12,983	4,006

Total loan originations	$137,463	$177,383

Purchases
Mortgage loans	60,809	13,497

Total loan purchases	60,809	13,497

Total loans originated and purchased	$198,272	$190,880

Loan Sales	$29,978	$30,727

Loan Portfolio Analysis

	March 31,	December 31,
	2005	2004
Mortgage loans:
One-to-four family	$937,623	$903,498
Multi-family	173,312	161,641
Commercial real estate	191,073	195,708
Construction and development	136,982	141,394

Total mortgage loans	1,438,990	1,402,241
Consumer loans	473,741	477,271
Commercial business loans	72,043	70,170

Total loans receivable	1,984,774	1,949,682
Deductions to gross loans	65,641	73,797

Total loans receivable, net	$1,919,133	$1,875,885

Asset Quality Ratios

	March 31,	December 31,
	2005	2004
Non-performing mortgage loans	$2,002	$1,485
Non-performing consumer loans	491	619
Non-performing commercial business loans	5,916	3,579
Accruing loans delinquent 90 days or more	532	586

Total non-performing loans	8,941	6,269

Total non-performing assets	$10,006	$7,890

Non-performing loans to loans receivable, net	0.47%	0.33%
Non-performing assets to total assets	0.29%	0.23%
Allowance for loan losses to non-performing loans	156.40%	222.09%
Allowance for loan losses to non-performing assets	139.76%	176.46%
Allowance for loan losses to total loans	0.73%	0.74%

Net recoveries (charge-offs )	$(56)	$(1,178)
Net recoveries (charge-offs) to avg loans (annualized)	(0.01%)	(0.07%)
Allowance for loan losses	$13,984	$13,923

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Deposit Analysis

	March 31,	December 31,
	2005	2004
Noninterest-bearing checking	$103,414	$111,855
Interest-bearing checking	166,193	171,565
Savings accounts	250,897	247,439
Money Market accounts	292,389	309,531
Certificate accounts	1,155,122	1,142,491

Total Deposits	$1,968,015	$1,982,881

Operating Ratios (annualized)

	Three months ended March 31,
	2005	2004
Net interest margin (1)	2.82%	3.02%
Net interest rate spread	2.35%	2.39%
Return on average assets	0.91%	0.91%
Return on average shareholders’ equity	4.99%	3.84%
Efficiency ratio (2)	56.96%	56.88%
Non-interest expense as a percent of average assets	1.85%	1.90%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information

	Three months ended March 31,
	2005	2004
Average earning assets	$3,286,883	$2,925,552
Average assets	$3,455,653	$3,099,477
Average interest bearing liabilities	$2,677,431	$2,215,606
Average shareholders’ equity	$631,952	$737,608
Weighted average number of shares outstanding
-used in basic earnings per share	67,481,522	76,309,366
-used in diluted earnings per share	69,709,968	78,567,661

	March 31,	December 31,
	2005	2004
Number of shares outstanding (net of treasury shares)	65,955,713	73,485,113
Book value per share	$8.69	$9.12

Weighted Average Net Interest Rate Spread

	At March 31,	At December 31,
	2005	2004
Yield on loans	5.43%	5.39%
Yield on investments	4.25%	4.27%
Combined yield on loans and investments	4.95%	4.92%
Cost of deposits	2.05%	2.12%
Cost of borrowings	2.98%	2.81%
Total cost of funds	2.34%	2.31%
Interest rate spread	2.61%	2.61%